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                                                                    EXHIBIT 10.3


                           PURCHASE AND SALE CONTRACT

         THIS PURCHASE AND SALE CONTRACT ("Contract") is entered into by and between MACK-CALI TEXAS PROPERTY L.P., a Texas limited partnership ("Seller") and PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P., a Delaware limited partnership, its permitted successors and assigns ("Purchaser").

                              W I T N E S S E T H:

         FOR AND IN CONSIDERATION of the promises, undertakings, and mutual covenants of the parties herein set forth, Seller hereby agrees to sell and Purchaser hereby agrees to purchase and pay for all that certain property hereinafter described in accordance with the following terms and conditions:

                                    ARTICLE I
                                    PROPERTY

         1.1 The conveyance by Seller to Purchaser shall include the tract of land (the "Real Property") described in EXHIBIT A attached hereto, and made a part hereof for all purposes, together with all right, title, and interest of Seller, if any, in and to any and all strips or gores, roads, easements, streets, and ways bounding said tract, and all rights of ingress and egress thereto.

         1.2 The conveyance by Seller to Purchaser shall also include all improvements and fixtures (other than fixtures owned by tenants) (the "Improvements") of any kind whatsoever situated upon the Real Property, including, but not limited to: the building known as "Cielo Center" and all parking areas, and other improvements (other than improvements owned by tenants) which are situated on the Real Property (the "Building").

         1.3 The conveyance by Seller to Purchaser shall also include all personal property (except for such items as are owned by persons or entities renting space in the Building as tenants or owned by licensees under licenses) of every kind and character owned by Seller and now or hereafter installed, located, situated, and used solely in or about or in connection with the operation, use, and enjoyment of the Real Property and/or Improvements, including any architectural plans and specifications, furniture, furnishings, and other personal items, if any (the "Personal Property"). Personal Property shall not include certain software and other related items which are proprietary to Seller.

         1.4 All intangible property owned by Seller and used in connection with each tract of the Real Property, the Personal Property or Improvements, including but not limited to the Property Contracts (defined below) (all of which intangible property together with all replacements or additions thereto between the date hereof and the Closing (as hereinafter defined) is hereinafter called the "Intangible Property").

         1.5 All of the Seller's interest in and to all leases, tenancy agreements, concessions and other agreements (collectively, the "Tenant Leases") granting to any party the right to use and occupy any portion of the Land or Improvements, including all security and other deposits held by Seller thereunder.

         1.6 To the extent assignable, all dealer, manufacturer, builder or other warranties pertaining in any way to the Improvements and Personal Property.

         1.7 All other assignable rights, privileges, appurtenances and licenses owned by Seller and in any way related to the properties described above in this
Article 1.

                                   ARTICLE II
                                 PURCHASE PRICE

         2.1 The purchase price to be paid by Purchaser to Seller for the Property shall be the sum of Forty-Seven Million One Hundred Seventy-Five Thousand and No/100 Dollars ($47,175,000.00). The purchase price shall be payable in cash or other good funds to the Title Company (as hereinafter defined), and the Title Company shall immediately deposit $25,000,000.00 (the "Escrowed Funds") into an escrow account maintained by Chicago Title Insurance Company ("CTIC"), as escrow agent, pursuant to an Escrow Agreement in the form of

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EXHIBIT D attached hereto (the "Escrow Agreement"), and the Escrowed Funds shall be disbursed by CTIC from time to time in accordance with the terms and provisions of the Escrow Agreement. The balance of the purchase price, plus or minus adjustments, shall be disbursed by the Title Company to Seller at and as part of the Closing.

                                   ARTICLE III
                                  EARNEST MONEY

         3.1 Upon final execution of this Contract by all parties hereto, Purchaser shall deliver the earnest money, by check, or wire transfer in the amount of Fifty and No/100 Dollars ($50.00) ("Earnest Money") to First American Title Insurance Company, 228 East 45th Street, New York, New York 10017-3303,
Attn.: Debra M. Hochman (the "Title Company").

         3.2 Contemporaneously with the execution of this Contract, Purchaser hereby delivers to the Title Company, by check or wire transfer, in the amount of Fifty and No/100 Dollars ($50.00) ("Independent Contract Consideration"), which amount the parties bargained for and agreed to as consideration for Seller's execution, delivery and performance of this Contract. This Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Contract, is non-refundable, and shall be retained by Seller notwithstanding any other provision of this Contract.

         3.3 In the event that this Contract is closed, then all Earnest Money shall be disbursed to Seller and applied in partial satisfaction of the purchase price. In the event that this Contract is not closed, then the Earnest Money shall be disbursed in the manner provided for elsewhere herein. Notwithstanding the foregoing sentence, if the Contract does not expressly provide that the Earnest Money shall be disbursed to Seller, the Earnest Money shall be disbursed to Purchaser.

                                   ARTICLE IV
                        PRE-CLOSING OBLIGATIONS OF SELLER

         4.1 Seller shall, at Seller's sole expense, within one (1) day from the date hereof, furnish to Purchaser, or make available at the Property, the following, to the extent the same are in the possession of Seller:

             (a) An "As Built" Survey of the Real Property in the possession of the Seller. Purchaser, at Purchaser's expense, may obtain an updated Survey of the Real Property prior to the date of Closing, certified to the Purchaser and the Title Company, such survey to be a Category 1A, Condition II survey as prescribed by the Texas Land Surveyor's Association;

             (b) A current commitment to issue an Owner's Policy of Title Insurance with respect to the Real Property issued by First American Title Insurance Company to Purchaser in the amount of $47,175,000.00, together with good and legible copies of all documents constituting exceptions to Seller's title as reflected in the Title Commitment;

             (c) A list of all brokerage and listing agreements, construction contracts (for tenant improvements or otherwise), space planning contracts, service contracts, equipment leases, warranties, management, maintenance, or other agreements ("Property Contracts") affecting the Property, together with copies of such Property Contracts. Seller agrees not to enter into any additional Property Contracts prior to Closing which would be binding on Purchaser, unless such Property Contracts are approved in writing by Purchaser;

             (d) Copies of all certificates of occupancy, permits, and other governmental licenses or approvals;

             (e) All site plans; construction drawings; environmental, mechanical, electrical, structural, soils, roof, asbestos, and similar building inspection reports; and "as built" plans and specifications relative to the Property in the possession of Seller, if any;

             (f) 2000 operating budget for the Property;

             (g) Historical income, expense and capital expenditure reports for the last two (2) years;

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             (h) Copies of each Tenant Lease and all amendments and supplements thereto; and

             (i) A current rent roll for the Property (the "Rent Roll"), which Rent Roll is attached hereto as EXHIBIT E and made a part hereof.

Subject to the accuracy of the representation and warranty made by Seller in
Section 7.1(l), the Closing of the transaction described herein by Purchaser shall be deemed satisfaction by Seller of the obligation to deliver documents and materials pursuant to this Section 4.1 and Section 4.2 below.

         4.2 Seller shall promptly deliver to Purchaser such other documents as Purchaser may reasonably request and shall further grant access to Purchaser to all files on the Property at a location and a time to be mutually agreed upon by the parties.

                                   ARTICLE V
                             SURVEY AND TITLE REVIEW

         5.1 Purchaser shall have a period until the date of Closing in which to review and approve the Title Commitment and the Survey (the "Title Inspection Period"). If the information to be provided pursuant to Sections 4.1(a) and (b) reflects or discloses any defect, exception, or other matter affecting the Property ("Title Defects") that is unacceptable to Purchaser, then prior to the expiration of the Title Inspection Period, Purchaser shall provide Seller with written notice of Purchaser's objections. Seller may, at its sole option, elect to cure or remove the objections raised by Purchaser; provided, however, that Seller shall have no obligation to do so, except Seller must remove each of the following (the "Mandatory Cure Matters"): any deeds of trust securing borrowed money against the Property and each conveyance of an interest in any of the Property made after September 15, 2000 by Seller. Should Seller elect to attempt to cure or remove the objections, Seller shall have ten (10) days from the date of Purchaser's written notice of objections (the "Cure Period") in which to accomplish the cure. In the event Seller either elects not to cure or remove the objections or is unable to accomplish same prior to the expiration of the Cure Period, then Purchaser shall be entitled, as Purchaser's sole and exclusive remedy, either to terminate this Contract by providing written notice of termination to Seller within five (5) days from the date of expiration of the Cure Period or waive the objections and close the sale of the Property as otherwise contemplated herein. The Title Inspection Period shall be deemed to be extended through the Cure Period and the five (5) day period thereafter during which time Purchaser has the right to terminate the Contract. Should Purchaser terminate the Contract due to Title Defects during such five (5) day period, Purchaser shall receive a refund of the Earnest Money. If the Purchaser shall fail to notify Seller in writing of any objections to the state of Seller's title to the Property as shown by the Title Commitment and the Survey to be provided to Purchaser pursuant to Sections 4.1(a) and (b) hereof, then Purchaser shall be deemed to have no objections to the state of Seller's title to the Property as shown by the Title Commitment and the Survey, and any exceptions to Seller's title which have not been objected to by Purchaser and which are shown on the Survey or described in the Title Commitment shall be considered to be "Permitted Exceptions". It is understood and agreed that the Property will be conveyed to Purchaser subject to all Tenant Leases, and that such leases shall be Permitted Exceptions. It is further understood and agreed that any Title Defects which have been objected to by Purchaser and which are subsequently waived by Purchaser shall be Permitted Exceptions.

                                   ARTICLE VI
                                INSPECTION PERIOD

         6.1 Purchaser shall have until the date of Closing within which to inspect the condition of the Property, to inspect those items listed in Sections 4.1(c) through (h) ("Due Diligence Items") delivered to Purchaser, and to evaluate the feasibility of purchasing the Property (the "Inspection Period"). Purchaser and its duly authorized agents ("Purchaser's Agents") or representatives, upon prior notice to Seller, shall be entitled to enter upon the Property at all reasonable times during the Inspection Period in order to conduct engineering studies, soil tests, environmental tests, asbestos tests, roof inspection, and any other inspections and/or tests that Purchaser may deem necessary or advisable; however, Purchaser may not conduct invasive testing without Seller's consent. Seller may require that its representatives accompany Purchaser or Purchaser's Agents in connection with the inspections to be conducted pursuant to this Section 6.1; however, Seller covenants and agrees to make its representatives available for such purpose; provided further, however, Purchaser may conduct tenant interviews without the necessity of Seller's representatives being present. Purchaser shall be responsible for any property damage caused to Property or bodily injuries caused by Purchaser's Agents during the Inspection Period. In the event that the inspections conducted pursuant to this Section 6.1 shows any condition to exist in the condition of the Property that is unacceptable to Purchaser, in Purchaser's sole discretion, or if for any reason, or for no reason whatsoever, Purchaser determines to not purchase the Property, then Purchaser shall be entitled, as Purchaser's sole remedy, to cancel this Contract by providing written notice of cancellation to Seller on or before the expiration of the Inspection Period. If Purchaser shall provide written notice of cancellation prior to the expiration of the Inspection Period, then this Contract shall be cancelled, all Earnest Money shall be immediately returned to Purchaser by the Title Company, and thereafter neither Seller nor Purchaser shall have any continuing obligation one party unto the other party. On the other hand, if Purchaser fails to provide written notice of cancellation to Seller on or before the expiration of the Inspection Period, then the condition of the Property shall be deemed to be acceptable to Purchaser, and Purchaser shall no longer have the right to terminate this Contract pursuant to this
Article VI. Purchaser hereby indemnifies, protects, defends (with counsel reasonably acceptable to Seller) and holds Seller and the Property free and harmless from and against any and all costs, losses, liabilities, damages, lawsuits, judgments, actions, proceedings, penalties, demands, attorneys' fees, mechanic's liens, or expenses of any kind or nature whatsoever, arising out of or resulting from (i) any entry and/or activities upon the Property by Purchaser, Purchaser's agents, contractors and/or subcontractors, and/or the contractors and subcontractors of such agents, or (ii) from the enforcement of this agreement of indemnity or the assertion by Purchaser of any defense to its obligations under this agreement of indemnity. The foregoing indemnity by Purchaser shall survive the termination of this Contract or the Closing.

                                   ARTICLE VII
                  REPRESENTATIONS, WARRANTIES, AND COVENANTS OF
                              SELLER AND PURCHASER

         7.1 Seller represents and warrants to Purchaser as follows:

             (a) Seller will have at Closing good and indefeasible fee simple title to the Real Property and the Improvements;

             (b) There are no actions, suits, or proceedings pending or, to Seller's knowledge, threatened against any portion of the Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign;

             (c) The execution by Seller of this Contract and the consummation by Seller of the sale contemplated hereby have been duly authorized, and do not, and, at the date of Closing, will not, to the best of Seller's knowledge, result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement, instrument, or obligation to which Seller is a party or by which the Property, or any portion thereof, is bound;

             (d) Except as otherwise disclosed in writing to Purchaser by Seller (including the matters described in EXHIBIT G hereto), Seller has not received any written notice of any violation of any ordinance, regulation, law, statute, building code, zoning ordinance, or environmental laws pertaining to the Property, or any portion thereof, which has not been cured or of any pending zoning change or special assessment pertaining to the Property;

             (e) Seller has not received any written notice of condemnation of the Property;

             (f) To Seller's knowledge and except as otherwise disclosed in writing to Purchaser by Seller (including the matters described in EXHIBIT G hereto), all governmental approvals necessary for the operation of the Property have been obtained and are in full force and effect, including all code requirements regarding building occupancy and use, parking, and zoning;

             (g) Except as disclosed in writing to Purchaser by Seller prior to the date of Closing, in the Rent Roll or in EXHIBIT H hereto, (i) the Tenant Leases provided to Purchaser are


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

true and correct and are in full force and effect and have not been amended, except pursuant to amendments delivered to Purchaser, (ii) the Rent Roll for the Property provided by Seller to Purchaser is true and correct and is complete as to the matters contained therein, (iii) Seller has not received or sent any notices of default under any of the Leases that have not been cured, and Seller has no knowledge of any material defaults under any of the Leases that have not been cured, (iv) all rent due to Seller under Leases for the month of September, 2000 has been received by Seller, and (v) all security deposits paid under the Leases are shown in the Rent Roll provided to Purchaser;

             (h) For purposes hereof, Seller's knowledge shall mean the actual, but not constructive, knowledge of Tim Jones, Daniel Wagner, Lani Abbott, Jim Clabby, Jeff Kennemer and Barbara Crow, property manager for the Property, Seller hereby representing to Purchaser that Jeff Kennemer, Barbara Crow and Lani Abbott are the persons currently employed by Seller most likely to be aware of such matters relating to the Property;

             (i) There are no assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated by or filed by Seller;

             (j) Seller is not a "foreign person" as defined in the Internal Revenue Code of 1986, as amended. If requested by Purchaser, Seller will deliver to Purchaser at Closing a certificate so stating in a form complying with said federal tax law;

             (k) Seller has received no written notice that the Property or Seller with regard to its ownership of the Property are currently subject to any existing or threatened investigation or inquiry by any governmental authority or to any remedial obligations under any applicable federal, state or local laws, regulations or ordinances pertaining to health or the environment (hereinafter sometimes collectively called "Applicable Environmental Laws"), including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Texas Water Code and the Texas Solid Waste Disposal Act; and

             (l) The items described in Section 4.1(c), (g) and (h) that have been either delivered to Purchaser or made available to Purchaser at the Property are true, correct and complete in all material respects.

         7.2 Purchaser hereby represents and warrants to Seller as follows:

             (a) Purchaser has full legal power and authority to enter into and perform this Contract in accordance with its terms, and this Contract constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms. The execution, delivery and performance of this Contract and all documents in connection therewith are not in contravention of or in conflict with any agreement or undertaking to which Purchaser is a party or by which Purchaser may be bound or affected. The execution and delivery of this Contract and the payment and performance by Purchaser of its payments and obligations hereunder require no further action or approval in order to constitute this Contract as a binding and enforceable obligation of Purchaser and all such actions have been duly taken by Purchaser, or will be taken by Purchaser prior to Closing; and

             (b) All consents, approval, and authorizations from any person or entity, and, to Purchaser's knowledge, any government or quasi-governmental body or entity, required for the execution and delivery of this Contract by Purchaser, the acquisition of the Property by Purchaser in accordance herewith and the compliance by Purchaser with all of the provisions hereof, have been obtained or prior to Closing will be obtained, and will be in effect as of the date of the Closing.

             (c) SELLER'S ENVIRONMENTAL INQUIRY. Purchaser acknowledges and agrees that the sole inquiry and investigation Seller has conducted in connection with the environmental condition of the Property is to obtain the certain environmental report(s) described in EXHIBIT C attached hereto.

             (d) AS IS. Purchaser is acquiring the Property "AS IS" without any representation or warranty of Seller, express, implied or statutory, except for the express

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representations, warranties or certifications set forth in this Contract or the implied warranties in the Deed, as to the nature or condition of or title to the Property or its fitness for Purchaser's intended use of same. Except for the express representations, warranties or certifications set forth in this Contract, Purchaser is relying solely upon, and as of the Closing Date (as hereinafter defined) will have conducted, its own, independent inspection, investigation and analysis of the Property as it deems necessary or appropriate in so acquiring the Property from Seller, including, without limitation, an analysis of any and all matters concerning the condition of the Property and its suitability for Purchaser's intended purposes, and a review of all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relative to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Property.

         Without limiting the generality of the foregoing but subject to the last sentence of this paragraph, Purchaser hereby expressly waives and relinquishes any actual or potential rights, legal claims, equitable claims and remedies Purchaser may now or hereafter have against Seller, whether known or unknown, with respect to any past, present or future presence or existence of "Hazardous Materials" (as hereinafter defined) on, under or about the Property (or adjacent or proximate to the Property) or with respect to any past, present or future violations of any federal, state or local rules, regulations or laws or liabilities (concerning, affecting or relating to the Property) which arise or may arise under federal, state or local rules, regulations or laws (including common law), now or hereafter enacted, regulating or governing the use, handling, storage or disposal of Hazardous Materials, including, without limitation, (i) any and all rights or claims Purchaser may now or hereafter have to seek contribution from Seller under Section 113(f)(i) of the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C.A.Section 9613), as the same may be further amended or replaced by any similar law, rule or regulation, (ii) any and all rights or claims Purchaser may have or hereafter seek, whether known or unknown, now or hereafter existing, with respect to the Property under Section 107 of CERCLA (42 U.S.C.A.Section
9607) and (iii) any and all rights or claims Purchaser may now or hereafter have against Seller under applicable Texas environmental laws concerning, affecting or relating to the Property. As used herein, the term "Hazardous Material(s)" includes, without limitation, any hazardous or toxic materials, substances or wastes, such as (A) those materials identified or defined as such under federal, state or local health or environmental laws, as amended from time to time, (B) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any local governmental authority, any agency of the State of Texas or any agency of the United States Government, (C) asbestos, (D) petroleum and petroleum based products, (E) urea formaldehyde foam insulation, (F) polychlorinated biphenyls (PCBs), and (G) freon and other chloroflourocarbons. Notwithstanding anything in this Section 7.2(d), the foregoing waiver and release shall not cover or include any violation of laws arising out of or relating to Hazardous Materials first placed or suffered to exist on the Property during Seller's ownership of the Property.

         The waivers and releases by Purchaser herein contained shall survive the Closing and the recordation of the Deed and shall not be deemed merged into the Deed upon its recordation.

         7.3 Seller covenants and agrees with Purchaser, from September 15, 2000 until 11:59 p.m. on September 21, 2000, as follows:

             (a) Seller shall not sell, assign, or convey any right, title, or interest whatsoever in or to the Property, or create or permit to exist any mortgage, lien, security interest, easement, encumbrance, charge, or condition affecting the Property (other than the Permitted Exceptions) without promptly discharging the same prior to Closing; provided, the foregoing shall not include liens suffered to exist by tenants under the Leases.

             (b) Seller shall continue to (i) maintain the Property in its present condition, ordinary wear and tear and damage described in Article XII hereof excepted, and (ii) manage the Property in the same manner as it is currently being managed;

             (c) Seller shall cause to be maintained in force fire and extended coverage insurance upon the Property, and public liability insurance with respect to damage or injury to person or property occurring on the Property, in at least such amounts as are maintained by Seller on the date hereof;

             (d) Seller will not enter into any (i) new lease or any modification of any existing lease at the Property, or (ii) any other contract with respect to operation or maintenance of any portion of the Property; provided, Purchaser has approved the leases and/or modifications described on EXHIBIT F hereto;

             (e) Not, without the prior written consent of the Purchaser: (1) permit any structural modifications or structural additions to the Property; or
(2) sell or permit to be sold or otherwise dispose of any item or group of items constituting a portion of the Property other than obsolete items of Personal Property which are replaced with new items of equal or better utility.

         7.4 All of the representations and warranties contained in Section 7.1 are made by Seller both as of the date hereof and as of the date of Closing hereunder. Notwithstanding anything to the contrary contained herein, it is understood and agreed that the representations and warranties set forth in
Section 7.1 shall survive the Closing of this Contract for a period of one hundred eighty (180) days following the date of Closing (the "Survival Period"), and Seller shall have no liability of any kind whatsoever for any breach thereof except to the extent a claim is asserted against Seller within the Survival Period. Following the expiration of the Survival Period, the representations and warranties contained in Section 7.1, to the extent a claim of a breach has not been asserted by Purchaser during the Survival Period, shall be deemed to have merged into the Deed. If any of the representations and warranties set forth herein are determined by Seller or Purchaser at any time on or before the date of Closing to be untrue or unfulfilled, then Purchaser, as its sole and exclusive remedy, may terminate this Contract by providing written notice of such termination to Seller, in which event the Earnest Money shall be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any further liabilities or obligations one party unto the other party. The provisions of this proposal shall expressly survive Closing.

         7.5 Each of the representations and warranties contained in Section 7.1 above and its various subparagraphs are intended for the benefit of Purchaser and may be waived in whole or in part. All rights and remedies arising in connection with the untruth or inaccuracy of any such representations and warranties shall survive the Closing of the transaction contemplated hereby as provided in Section 7.4 hereof, except to the extent that Seller gives Purchaser written notice prior to Closing of the untruth or inaccuracy of any representation or warranty, or Purchaser otherwise obtains actual knowledge prior to Closing of the untruth or inaccuracy of any representation or warranty, and Purchaser nevertheless elects to close this transaction. Purchaser shall be deemed to have actual knowledge of the untruth or inaccuracy of any representation or warranty only if (i) Purchaser receives written notice from Seller satisfying the foregoing requirements, or (ii) either Dennis J. DuBois, William J. Reister, Brad Park or Jason Berend has actual knowledge of any such untruth or inaccuracy (Purchaser hereby representing to Seller that the foregoing persons employed by or officers of Purchaser or its affiliate are the persons most likely to be aware of whether Seller has breached any of its representations and warranties); provided, Purchaser hereby represents that it has made inquiry of Theresa Ledbetter, Don Bennett and Ralph Bistline, employees of Purchaser or its affiliate(s), regarding the representations and warranties of Seller in Section 7.1. Except to the extent otherwise expressly provided in the immediately preceding sentence, no investigation, audit, inspection, review or the like conducted by or on behalf of Purchaser shall be deemed to terminate the effect of any such representations, warranties, covenants and certifications, it being understood that Purchaser has the right to rely thereon and that each such representation, warranty, covenant and certification constitutes a material inducement to Purchaser to execute this Contract and to close the transaction contemplated hereby and to pay the purchase price to Seller. Notwithstanding anything herein to the contrary, Purchaser is deemed to have actual knowledge of the information set forth in (a) the Tenant Leases and Property Contracts delivered by Seller or made available by Seller at the Property pursuant to Section 4.1(c) and (h) above, (b) the environmental reports described on EXHIBIT C hereto, and (c) the reports and other materials transmitted under the letter dated September 18, 2000 from Martha Wach of Jones, Day, Reavis & Pogue, which letter is attached hereto as EXHIBIT G.

         7.6 Purchaser covenants that it has or will offer employment to Barbara Crow, Katherine Brinegar, Gabriel Hernandez, Trent Carter and Daniel Williams, for at least the same salary and level of responsibility each such employee had on the Closing Date for his or her respective employment in connection with the management and operation of the Building. Purchaser is not assuming any liabilities or obligation with respect to any such employee for any accrued benefits or other compensation owed by Seller or its affiliates to any such employee.

                                  ARTICLE VIII
                                     CLOSING

         8.1 The Closing (herein so called) shall take place by delivery of all closing documents in escrow to the Title Company. The Closing shall occur on or before September 21, 2000.

                                   ARTICLE IX
                         SELLER'S OBLIGATIONS AT CLOSING

         9.1 At the Closing, Seller shall deliver to Purchaser the following:

             (a) A special warranty deed covering the Property ("Deed"), duly signed and acknowledged by Seller, which deed shall be in form for recording, shall be mutually agreed upon by and between Purchaser and Seller.

             (b) An Owner's Policy of Title Insurance (the "Title Policy") issued by the Title Company on the standard form in use in the state where the Property is located, with the costs of the Title Policy to be borne by Seller (except the costs of the deletion of the survey exception pursuant to Section 9.1(b)(2) hereof, which costs shall be borne by Purchaser should Purchaser request the same), insuring good and indefeasible fee simple title to the Property in the Purchaser, in the amount of $47,175,000.00, containing the exceptions approved by Purchaser at the Closing.

             (c) A bill of sale, duly executed and acknowledged by Seller, conveying to Purchaser the Personal Property, if any, with covenants of special warranty, subject only to the Permitted Exceptions.

             (d) Executed originals of all of the Tenant Leases (to the extent available, and if not available copies thereof certified by Seller), and all amendments and modifications thereto, covering space in the Building then in effect.

             (e) An assignment and assumption agreement, duly executed and acknowledged by Seller, assigning all of Seller's interest in and to such leases to Purchaser.

             (f) A letter to the tenants, in a form approved by Purchaser, notifying the tenants of the change of ownership and directing tenants to pay all future rent to Purchaser.

             (g) An assignment and assumption agreement, duly executed and acknowledged by Seller, assigning all of its rights, if assignable, under all of the Property Contracts other than (i) a contract with Apex Site Management, and
(ii) all management and leasing contracts, which contracts described in clauses
(i) and (ii) are to be terminated on or before the Closing Date by Seller at its sole cost and expense. The provisions of this Section 9.1(g) shall survive the Closing.

             (h) An assignment and assumption agreement, duly executed and acknowledged by Seller, assigning all of Seller's right, title and interest in and to the Intangible Property.

             (i) Such evidence or other documents that may be reasonably required by Purchaser and the Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property. Seller shall also deliver to Purchaser any other document or instrument reasonably requested by Purchaser in connection with the sale of the Property.

             (j) A non-withholding statement that will satisfy the requirements of Section 1445 of the Internal Revenue Code so that Purchaser is not required to withhold any portion of the purchase price for payment to the Internal Revenue Service.

             (k) All keys to the Property, all tenant records (provided Seller, at its sole cost and expense, shall have access to such records and the right to make copies of the same for a period of three (3) years from the Closing), leasing brochures and related materials and all telephone exchanges.

             (l) All original plans, drawings, specifications, architectural documents, building permits, maintenance records, certificates of occupancy and governmental licenses for improvements pertaining to the Property in the possession of Seller;

             (m) The original of all Property Contracts or copies, certified by Seller, if originals are not available;

             (n) Evidence that all management and leasing contracts affecting any portion of the property have been terminated; and

             (o) Mack-Cali Realty, L.P. and Mack-Cali Realty Corporation (collectively, "Mack Entities") shall execute and deliver to Purchaser a termination and release agreement (the "Termination and Release Agreement") in the form of EXHIBIT B hereto terminating the obligations of Purchaser, Prentiss Properties Trust ("PPT") and the Mack Entities under that certain Agreement and Plan of Merger dated June 27, 2000 and executed by all such parties.

         Any certificate of Seller delivered pursuant to Section 9.1(d) or (m) above that certifies to the authenticity of Tenant Leases or Property Contracts executed by any owner of the Property that preceded Seller shall be subject to a one hundred eighty (180) day survival period.

                                   ARTICLE X
                       PURCHASER'S OBLIGATIONS AT CLOSING

         10.1 At Closing, Purchaser shall deliver to Seller the following:

             (a) The purchase price, in cash.

             (b) The assignment and assumption agreements described in Sections 9.2(e), (g) and (h) above executed by Purchaser.

             (c) Such evidence or other documents that may be reasonably required by Seller and the Title Company evidencing the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the sale of the Property.

             (d) Purchaser and PPT shall execute and deliver to Seller the Termination and Release Agreement.

             (e) Purchaser shall also deliver to Seller any other document or instrument reasonably requested by Seller in connection with the sale of the Property.

             (f) Copies of all the notices Purchaser is sending to each tenant under the Tenant Leases advising each such tenant, among other things, that Purchaser has received each such tenant's security deposits under the Tenant Leases.

                                   ARTICLE XI
                      COSTS AND ADJUSTMENTS AND INDEMNITIES

         11.1 Seller shall pay for the costs of the Title Policy (except the survey deletion costs), and the recording of the special warranty deed and one-half (1/2) of the escrow fees, if any. Purchaser shall pay the costs of the survey deletion (should Purchaser request the same), any tax stamps or other state or local charges incurred in connection with such transfer, and one-half (1/2) of the escrow fees, if any. Seller and Purchaser shall be responsible for the fees and expenses of their respective attorneys. All other costs shall be apportioned between Purchaser and Seller in accordance with customary standards for the state and county where the Property is located.

         11.2 At Closing, the following items shall be adjusted or prorated between Seller and Purchaser, with the date of Closing to be credited to
Purchaser:

             (a) All ordinary real property taxes levied or assessed against the Property by the city, county, or state shall be prorated between Purchaser and Seller on the basis of the latest available tax assessments. The apportionment of taxes shall be upon the basis of the tax rate for the last preceding year (if the current year's statements are not available) applied to the latest assessed valuation, and adjustments in the prorations shall be made if necessary upon receipt of the tax statements for the year of Closing, and both parties agree that payment of the amount of such adjustments shall be made within ninety (90) days of receipt of such tax statements for the year of Closing. If Purchaser receives after the Closing Date any refund of ad valorem taxes paid for the Property for years prior to the calendar year commencing January 1, 2000, Purchaser shall pay any such refund to Seller. The provisions of this paragraph shall expressly survive Closing.

             (b) Rents payable with respect to the Property for the then current month shall be prorated effective as of the date of Closing; provided, however, no proration shall be made for delinquent rents existing as of the date of Closing. With respect to such delinquent rents, Purchaser shall make a reasonable attempt to collect the same for Seller's benefit after Closing in the usual course of operation of the Property, and any such collection shall be remitted to Seller promptly upon receipt by Purchaser; provided, however, that nothing contained herein shall operate to require Purchaser to institute any lawsuit or other collection procedure to collect such delinquent rents. Seller may institute collection proceedings against any such delinquent tenants, but Seller agrees not to attempt to evict any such tenant. In this regard, the first monies collected from tenants owing delinquent rent shall be applied to current rents and retained by Purchaser; with any overage to be forthwith paid by Purchaser to Seller. At the Closing, Seller shall pay to Purchaser, in cash, the amount of any rents prepaid to Seller by tenants of the Property for periods subsequent to the Closing Date. Attached hereto as EXHIBIT H is a schedule of delinquencies and other amounts due and owing to Seller under the Tenant Leases as of the Closing Date.

             (c) Seller shall pay to Purchaser, as a credit against the purchase price, the amount of any security deposits held by Seller pursuant to any Tenant Leases and shall provide Purchaser with any letters of credit securing the performance of tenants under their leases. Seller shall execute such documents as may be reasonably requested by Purchaser and required by the issuers of any such letters of credit in order to assign such letters of credit to Purchaser, which agreement by Seller shall survive the Closing.

             (d) All other income and ordinary operating expenses for or pertaining to the Property, including, but not limited to, public utility charges, maintenance, property and association fees, service charges and all other normal operating charges of the Property shall be prorated as of the date of Closing. Seller shall be solely responsible for all leasing commissions and landlord construction obligations under all Tenant Leases and expansions, renewals or extensions thereof executed on or prior to the date of Closing other than those described on EXHIBIT I hereto which are to be paid by Purchaser, and the provisions of this sentence shall survive Closing.

             (e) If the actual amount of the income and operating expenses and other items adjusted at Closing in connection with the Property are not available as of the Closing, such items shall be prorated on the basis of the best information then available to Purchaser and Seller, with a subsequent cash adjustment, if necessary, of the proration to be made between Purchaser and Seller when the actual amounts of such items are available. The provisions of this paragraph shall expressly survive Closing.

             (f) In the event any adjustments pursuant to this Section 11.2 are determined to be erroneous, then either party hereto who is entitled to additional monies shall invoice the other party for such additional amounts as may be owing, and such amounts shall be paid within thirty (30) days from the receipt of any such invoice. Nothing contained in this subsection 11.2(f) shall prevent either party from disputing any claim made by the other party that an adjustment made at Closing was erroneous. The provisions of this paragraph shall expressly survive Closing.

             (g) Purchaser acknowledges that (i) Partners Holdings, Inc. ("PHI") is being billed for certain tenant improvements performed by Seller for which PHI is responsible (the "PHI TI") and (ii) the rent bills for October 2000 which are being sent include bills for certain tenant extras (such as HVAC charges, security cards and computer room charges) (the "Tenant Charges") through September 10, 2000. Purchaser agrees to remit to Seller the payment for the PHI TI and the Tenant Charges upon receipt of same. In addition, Purchaser agrees to bill the tenants, for Seller's account, for the Tenant Charges for the period from September 11, 2000 through the Closing Date.

         11.3 Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands, and expenses, of any kind or nature (except those items which under the terms of this Contract specifically become the obligation of Purchaser) due to acts, omissions or occurrences prior to the date of Closing and which are in any way related to the ownership, maintenance, or operation of the Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

         11.4 Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, and expenses, of any kind or nature (except those items which under the terms of this Contract specifically are the obligations of Seller) due to acts, omissions or occurrences, on or subsequent to the date of Closing and which are in any way related to the ownership, maintenance, or operation of the Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

         The provisions of Sections 11.3 and 11.4 shall expressly survive
Closing.

                                  ARTICLE XII
        DAMAGE OR DESTRUCTION OR TAKING OF PRIOR TO CLOSING; CONDEMNATION

         12.1 Notwithstanding any provisions of the Texas Property Code, in the event that the Improvements or any of the items constituting the Personal Property should be damaged by any casualty prior to Closing, then if the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of Seller and Purchaser, is:

             (a) less than One Hundred Thousand and No/100 Dollars ($100,000.00), then the Seller shall repair such damage as promptly as is reasonably possible, restoring the damaged property at least to its condition immediately prior to such damage; and, in the event such repairs have not been completed prior to Closing, then the Closing shall nevertheless proceed as scheduled, Seller shall assign to Purchaser all insurance proceeds payable for such damage and Purchaser shall receive a credit against the purchase price for the amount of any deductible provided in the applicable insurance policy;

             (b) greater than One Hundred Thousand and No/100 Dollars ($100,000.00), then, at Purchaser's election, Seller shall pay to Purchaser, at Closing, all insurance proceeds payable for such damage, and the sale shall be closed without Seller's repairing such damage but with Purchaser receiving a credit for the amount of any deductible provided for in the applicable insurance policy, or, if Purchaser does not elect to accept such insurance proceeds, then Purchaser may elect to terminate this Contract, in which case the Earnest Money shall be refunded to Purchaser and neither party shall have any further rights, duties or obligations one to the other hereunder.

         12.2 In the event that there is a taking of all or any portion of the Real Property and/or Improvements prior to Closing or Seller receives a threat thereof, evidenced by, written notice from a governmental authority having condemnation power then Purchaser may elect to either terminate this Contract (in which event the Earnest Money shall be refunded to Purchaser), or close and receive all condemnation proceeds. Seller agrees not to settle or compromise any award thereof without Purchaser's consent, in the event Purchaser elects to close and receive the condemnation proceeds.

                                  ARTICLE XIII
                             POSSESSION OF PROPERTY

         13.1 Possession of the Property free and clear of the rights of all parties, except parties claiming the Permitted Exceptions and the Tenant Leases and parties under the Property Contracts, shall be delivered to Purchaser at Closing.

                                  ARTICLE XIV
                                     NOTICES

         14.1 All notices, demands, or other communications of any type given by the Seller to the Purchaser, or by the Purchaser to the Seller, whether required by this Contract or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either by fax, in person or by United States Mail, as a registered or certified item, return receipt requested, or by Federal
Express or other reputable overnight courier. Notices delivered by fax shall be deemed received upon sender's receipt of an electronic confirmation that such transmission was successful on or before 5:00 p.m. (New York time). Notices delivered by mail shall be deemed given two (2) days after deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, addressed as follows:

         Purchaser:             Prentiss Properties Acquisition Partners, L.P.
                                3860 W. Northwest Highway, Suite 400
                                Dallas, Texas 75220
                                Attn: Dennis J. DuBois
                                Fax No.: (214) 358-7122

         With a copy to:

                                Prentiss Properties Acquisition Partners, L.P. 3890 W. Northwest Highway, Suite 400
                                Dallas, Texas 75220
                                Attn: J Kevan Dilbeck
                                Fax No.: (214) 350-2409

         Seller:                Mack-Cali Texas Property L.P.
                                11 Commerce Drive
                                Cranford, New Jersey 07016
                                Attn.: Mitchell E. Hersh, Chief Executive
                                Officer, and
                                Roger W. Thomas, Executive Vice President,
                                General Counsel and Secretary

         With a copy to:        Pryor Cashman Sherman & Flynn, LLP
                                410 Park Avenue
                                New York, New York 10022
                                Attn.: Andrew S. Levine, Esq.

Notice given by hand delivery shall also be permitted and shall be deemed given and received upon delivery thereof to the address of the proposed recipient at the address set forth above. Notices by overnight courier shall be effective one
(1) business day following deposit with such courier. Regardless of the method of delivery, notice actually received by the party to whom addressed shall always be effective upon actual receipt.

                                   ARTICLE XV
                                    REMEDIES

         15.1 In the event all conditions of this Contract are satisfied and in the event all covenants and agreements to be performed prior to Closing are fully performed, and in the event that performance of this Contract is tendered by the Purchaser and the sale is not consummated through a default on the part of Seller on the date of Closing, then Purchaser, as its sole remedy, shall be entitled to cancel this Contract by providing written notice thereof to Seller on or before September 21, 2000, in which event the Earnest Money shall be returned immediately to Purchaser by the Title Company and the parties hereto shall have no further liabilities or obligations one party unto the other party. Except as set forth in this Article XV, in no event shall Purchaser have the right to sue Seller for damages, bring any action against the Property, or file notice of lis pendens regarding any claim of Purchaser as a result of any default by Seller prior to the date of Closing.

         15.2 In the event that Purchaser does not cancel this Contract prior to the expiration of the Inspection Period and fails to close the acquisition of the Property through no fault of Seller or because of any other right granted to Purchaser under this Contract to terminate the same; then such failure shall be an event of default hereunder, and Seller's sole remedy, as Seller's total damages and relief, shall be to receive the Earnest Money and terminate this Contract. The Earnest Money is agreed upon by and between the Seller and Purchaser as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof. No other damages, rights, or remedies shall in any case be collectible, enforceable, or available to the Seller other than as set forth in this paragraph defined. Seller shall have no right to seek consequential or punitive damages from Purchaser.

                                  ARTICLE XVI
                                   ASSIGNMENT

         16.1 Purchaser shall have the right to assign this Contract to any person, firm, corporation, or other entity controlling, controlled by or under common control with Purchaser or in which Purchaser or any of Purchaser's principals (or their affiliates) hold a controlling interest. From and after such nomination or assignment, wherever in this Contract reference is made to Purchaser such reference shall mean the nominee or assignee who shall succeed to all the rights, duties, and obligations of Purchaser hereunder.

                                  ARTICLE XVII
                                 INTERPRETATION

         17.1 Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "successors and assigns" shall include the heirs, administrators, executors, successors, and permitted assigns, as applicable, of any party hereto.

                                 ARTICLE XVIII
                                    AMENDMENT

         18.1 This Contract may not be modified or amended, except by an agreement in writing signed by the Seller and the Purchaser. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

                                  ARTICLE XIX
                                 ATTORNEYS' FEES

         19.1 In the event it becomes necessary for either party to file a suit to enforce this Contract, or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs of court incurred in such suit.

                                   ARTICLE XX
                              DESCRIPTIVE HEADINGS

         20.1 The descriptive headings of the several paragraphs contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                                  ARTICLE XXI
                                ENTIRE AGREEMENT

         21.1 This Contract, and the items to be furnished in accordance herewith, constitutes the entire agreement between the parties pertaining to the sale of the Property and supersedes all prior and contemporaneous agreements and understandings of the parties in connection with the sale of the Property. No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Contract.

                                  ARTICLE XXII
                             MULTIPLE ORIGINALS ONLY

         22.1 Numerous copies of this Contract may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument.

                                 ARTICLE XXIII
                                   ACCEPTANCE

         23.1 Time is of the essence of this Contract. The effective date of this Contract by Seller shall be the date of execution of this Contract by the last person to execute on behalf of Seller or Purchaser. If the final date of any period referred to herein or any specific date for performance of an obligation or the exercise of a right falls upon a Saturday, Sunday, or legal holiday under the laws of the state where the Property is located, then in such event the time of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under the laws of the state where the Property is located.

                                  ARTICLE XXIV
                             REAL ESTATE COMMISSION

         24.1 Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction other than Donaldson, Lufkin, Jenrette or an affiliate thereof ("DLJ"), and that Seller has not taken any action which would result in any other real estate broker's, finder's, or other fees or commissions being due and payable to any other party with respect to the transaction contemplated hereby. Seller shall be responsible for all commissions payable by DLJ.

         24.2 Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that Purchaser has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due or payable to any party with respect to the transaction contemplated hereby.

         24.3 Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party herein. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this
Article XXIV shall survive the Closing.

                                  ARTICLE XXV
                              INTENTIONALLY DELETED

                                  ARTICLE XXVI
                             LIMITATION OF LIABILITY

         26.1 Notwithstanding anything herein to the contrary, any and all liabilities of Seller and Purchaser shall be satisfied solely out of the properties and other assets of Seller and Purchaser, as the case may be, which may exist from time to time. Any properties and assets of the partners in Seller or Purchaser, or of the venturer's, partner's, employees, directors, officers, principals and shareholders of such partners, shall not be subject to the satisfaction of any such liabilities and obligations of Seller or Purchaser, as the case may be, under this Contract. The Closing documents to be executed by Seller and Purchaser at Closing may, at each such party's option, contain the foregoing limitation in Seller's and Purchaser's liability.

                                 ARTICLE XXVII
                               LIKE-KIND EXCHANGE

         27.1 Seller and Purchaser agree to cooperate reasonably with the other party hereto in effecting an exchange transaction which includes the Property, pursuant to Section 1031 of the United States Internal Revenue Code, provided that any such exchange transaction, and the related documentation, shall: (a) be at the sole cost and expense of the party desiring to effect such exchange transaction; (b) not require the party hereto which has been requested to cooperate in an exchange transaction to execute any contract, make any commitment, or incur any obligations, contingent or otherwise, to third parties;
(c) not cause the party hereto which has been requested to cooperate in an exchange transaction to be liable or potentially liable for any environmental conditions affecting property other than the Property; (d) not delay the Closing; (e) not include the party hereto which has been requested to cooperate in an exchange transaction acquiring title to any property other than the Property or otherwise becoming involved in a transaction with a third party; and
(f) not otherwise be contrary to or inconsistent with the terms of this Contract.



                           [SIGNATURE PAGE TO FOLLOW]

RECEIPT OF EARNEST MONEY AND ONE (1) EXECUTED COUNTERPART OF THIS CONTRACT IS HEREBY ACKNOWLEDGED THIS 21st DAY OF SEPTEMBER, 2000.

SELLER:

MACK-CALI TEXAS PROPERTY L.P.,
a Texas limited partnership

By:      Mack-Cali Sub XVII, Inc., general partner


         By: /s/ James A. Clabby
             ---------------------------------------

         Name: James A. Clabby
              --------------------------------------

         Title: Senior Vice President
               -------------------------------------

EXECUTED on this the 21st day of September, 2000.



PURCHASER:

PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P., a Delaware limited partnership

By:      Prentiss Properties I, Inc., general partner


         By: /s/ J. Kevan Dilbeck
             ---------------------------------------

         Name: J. Kevan Dilbeck
              --------------------------------------

         Title: Senior Vice President
               -------------------------------------


EXECUTED on this the 21st day of September, 2000.